EXHIBIT 11

                                       FIRST REPUBLIC BANCORP INC.
                             STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                                                         Quarter Ended                    Six Months Ended
                                                                           June 30,                            June 30,
                                                                  ---------------------------        ---------------------------
                                                                     1996            1995               1996            1995
                                                                  -----------     -----------        ----------     ------------

Primary:
 Net income (loss) available to common stock                      $ 3,001,000     $(3,140,000)       $5,771,000     $ (1,756,000)
                                                                  ===========     ===========        ==========     ============

 Weighted average shares outstanding,
  beginning of period including treasury shares                     7,834,971       7,806,418         7,816,400        7,797,100
 Effect of stock options exercised during period                        1,299               0            10,390            3,575
 Weighted average shares of stock purchased by employees                  501             544             6,239            3,641
 Weighted average shares of dilutive stock
  options under treasury stock method                                 304,720         235,292           278,527          204,985
 Weighted average shares of treasury stock                           (486,000)       (452,857)         (486,000)        (420,186)
                                                                  -----------     -----------        ----------     ------------
 Adjusted shares outstanding - primary                              7,655,491       7,589,397         7,625,556        7,589,115
                                                                  ===========     ===========        ==========     ============

 Net income (loss) per common share - primary                     $      0.39     $     (0.41)       $     0.76     $      (0.23)
                                                                  ===========     ===========        ==========     ============

Fully Diluted:
 Net income (loss) available to common stock                      $ 3,001,000     $(3,140,000)       $ 5,771,000    $ (1,756,000)
 Effect of convertible subordinated debentures,
  net of taxes (1)                                                    396,000         399,000            792,000         798,000
                                                                  -----------     -----------        -----------    ------------
 Adjusted net income (loss) for fully diluted calculation (1)     $ 3,397,000     $(2,741,000)       $ 6,563,000    $   (958,000)
                                                                  ===========     ===========        ===========    ============

 Adjusted shares - primary, from above                              7,655,491       7,589,397          7,625,556       7,589,115
 Weighted average shares issuable upon conversion
  of convertible subordinated debentures                            2,524,210       2,524,210          2,524,210       2,524,210
 Additional weighted average shares of dilutive
  stock options converted at period-end
  stock price under the treasury stock method                          58,796           9,305             29,426          12,860
                                                                  -----------     -----------        -----------    ------------
Adjusted shares outstanding - fully diluted                        10,238,497      10,122,912         10,179,192      10,126,185
                                                                  ===========     ===========        ===========    ============
Net income (loss) per share - fully diluted                       $      0.33     $     (0.41)(2)    $      0.64    $      (0.23)(2)
                                                                  ===========     ===========        ===========    ============

- ---------------------
(1) Due to the existence of convertible subordinated debentures, the fully-diluted calculation includes the number of shares which would be outstanding if all such debentures were converted and adjusts reported net income for the effect of interest expense on the debentures, net of taxes.

(2) For the first quarter and first six months of 1995, consideration of the conversion of the Company's convertible subordinated debentures in the fully diluted calculation would result in lower loss per share amounts than the primary calculations (the convertible subordinated debentures are antidilutive). Therefore, the primary loss per share is reported as the fully diluted loss per share for these periods.


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